Exhibit 99.1

Timberline Announces First Quarter Financial Results and Provides Corporate Update

February 17, 2009 – Coeur d’Alene – Timberline Resources Corporation (NYSE Alternext US: TLR) (“Timberline”) today announced consolidated financial results for its first quarter of fiscal year 2009, which ended on December 31, 2008, along with a corporate update.  Timberline's contract drilling subsidiaries, Timberline Drilling, Incorporated (“Timberline Drilling”) and World Wide Exploration, S.A. de C.V. ("World Wide"), reported combined gross revenues of $4.69-million for the quarter, compared to $6.44-million in the same period last year, and a combined pre-tax net loss of $1.62-million, compared to a loss of $0.31-million in the same period last year.

Timberline Drilling’s U.S. operations generated revenues of $2.43-million, a gross loss of $0.66-million, and a pre-tax net loss of $1.74-million.  The sharp decrease in revenue and the increased losses at Timberline Drilling relative to last year were primarily due to a reduction of operating drill rigs as industry-wide exploration activity effectively shut down last fall in response to market turmoil, weak commodity markets, and the lack of available credit.

World Wide’s Mexican operations generated revenues of $2.26-million, a gross profit of $0.45-million, and a pre-tax net profit of $0.12-million.  World Wide generated approximately 50-percent more revenue than in the same period last year, while maintaining nominal profitability in a very difficult market due to an increase of active drill rigs and because it was not impacted by the industry-wide slowdown until very late in the calendar year.

Timberline’s corporate office and exploration division reported a net loss of $3.08-million for the quarter, which included $0.81-million in non-cash charges, $0.27-million in exploration expenditures, $1.48-million in general and administrative costs (of which $0.92-million was related to legal, accounting, and financial advisory costs associated with the proposed acquisition of Small Mine Development, LLC, (“SMD”)), and $0.52-million in interest expenses (primarily related to the $8-million bridge loan that was retired during the quarter).  Overall, Timberline reported a net loss of $4.74-million compared to a loss of $1.99-million in the same period last year.

Timberline CEO Randal Hardy commented, “The write off of costs associated with our cancelled acquisition of SMD and a major restructuring of our drilling operations took place during the quarter, as evidenced by our results.  We believe that the worst is now behind us.  Also during the quarter, we further implemented our business model by agreeing to form a Joint Venture with SMD to develop our Butte Highlands Gold Project.  We acquired Butte Highlands in 2007 and drilled the property in 2008 to confirm and expand the expected mineralization.  As part of the JV agreement, SMD will fund the development of the underground mine, including the ongoing hydrogeologic study, permitting, resource delineation, and an exploration decline that is expected to begin this summer.

Mr. Hardy continued, “Our preliminary results for January 2009 are very encouraging, even though January is typically among the slowest months of the year for contract drilling.  In Nevada, we currently have seven underground drills and one surface drill operating, all at producing gold projects.  Two to four additional drills are expected to begin operating this spring.  In Mexico, we now have just four drills operating, but expect that number to increase later this spring.  We are optimistic that our cost cutting efforts, improved efficiencies, and recently-improved contractual terms will positively impact our operational results going forward.  In addition to the ongoing optimization of our drilling operations, we are actively evaluating other opportunities.  We have analyzed and continue to assess two producing properties, a processing facility, and other projects in the U.S. and Mexico with underground mining potential for acquisition or joint venture purposes.”

Timberline Executive Chairman John Swallow added, “Permitting and mine planning continue at our Butte Highlands Gold Project as we, along with our partners at SMD, advance toward anticipated development later this year and production in 2010.  With the current economic and monetary environment, we believe that our gold-production focus is well supported by market fundamentals and that Butte Highlands has the potential to deliver exceptional returns to our shareholders.  Our goal is to provide shareholders a return on their investment that includes share price appreciation and cash dividend payments when cash flows from our operations are sufficient to permit it.  This was a key component in the development of our cash flow business model, and I continue to advocate its benefit to shareholders.”

Timberline's Quarterly Report was filed with the SEC on Form 10-Q on February 17, 2009. It can be viewed in its entirety on the SEC website which can be accessed from the "Investors" page of the Timberline website at www.timberline-resources.com.

Timberline Resources Corporation has taken the complementary businesses of mining services and mineral exploration and combined them into a unique, forward-thinking investment vehicle that provides investors exposure to both the “picks and shovels” and “blue sky” aspects of the mining industry.  Timberline has contract drilling subsidiaries in the western United States and Mexico and an exploration division focused on district-scale gold projects with the potential for near-term, low-cost development.  The Company is forming a 50/50 joint venture with Small Mine Development, LLC at Timberline’s 100-percent owned, royalty-free Butte Highlands Gold Project which is scheduled for development beginning in 2009.  Timberline is listed on the NYSE Alternext US and trades under the symbol “TLR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with SMD, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations in 2009. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2008.  Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Chairman
Phone: 208.664.4859